                EXHIBIT (11)  COMPUTATION OF PER SHARE EARNINGS
                                  (unaudited)

                                                   Three Months Ended
                                                        March 31
                                                   ------------------
                                                  1997             1996
                                                  ----             ----
EQUIVALENT SHARES:
Average shares outstanding                     588,523,744     397,459,976
Additional Shares due to:
   Stock options (a)                            17,037,916       5,949,398
   Series C Preferred Shares                    36,000,000      36,000,000
                                               -----------     -----------
Total equivalent shares                        641,561,660     439,409,374
                                               ===========     ===========

ADJUSTED EARNINGS
(in millions):
Loss from Continuing Operations                 $   (151)         $   (658)
Income from Discontinued Operations                    -               967
Extraordinary Item                                     -               (63)
                                                --------          --------
Adjusted net income (loss)                      $   (151)         $    246
                                                ========          ========
EARNINGS (LOSS) PER SHARE:
From Continuing Operations                      $  (0.23)         $  (1.50)
From Discontinued Operations                           -              2.20
From Extraordinary Item                                -             (0.14)
                                                --------          --------
Earnings (loss) per share (b)                   $  (0.23)         $   0.56
                                                ========          ========


(a) The 1997 stock options amount includes approximately 10,368,000 options which were assumed as a result of the Infinity acquisition.

(b) For earnings per share using an alternative treatment for the Series C Preferred Shares, see note 11 to the condensed consolidated financial statements included in Part I of this report.

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